EXHIBIT 5

                                   May 30, 1996

Venture Stores, Inc.
2001 East Terra Lane
O'Fallon, Missouri  63366

     Re: Registration Statement on Form S-8 re 500,000 Shares of Venture Stores, Inc. Common Stock, par value $1.00

Ladies and Gentlemen:

     In connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission pertaining to the proposed issuance by Venture Stores, Inc. (the "Company") of up to 500,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), as provided in the Venture Stores, Inc. 1992 Long Term Performance Plan (the "Plan"), I have examined such corporate records of the Company, such laws and such other information as I have deemed relevant to the opinions expressed below, including the Company's Restated Certificate of Incorporation, By-laws, and resolutions adopted by the Board of Directors of the Company. In delivering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents.

     Based solely on the foregoing, I am of the opinion that:

     1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

     2. The Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/Rick L. Matejka
                                   Rick L. Matejka
                                   Assistant General Counsel
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